Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Medbox, Inc. on Amendment No. 3 to Form S-1 of our report dated March 26, 2015, which report includes an explanatory paragraph that raises substantial doubt about the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Medbox, Inc. as of December 31, 2014 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Los Angeles, CA

December 10, 2015